EXHIBIT 99

FOR IMMEDIATE RELEASE	Contact: Christy Stoner
April 10, 2003	(704)991-1138
or
Sanjay Mistry
(704)262-3855

Cabarrus Bank and Trust Officially Opens After Months of Planning

CONCORD, NC – After months of planning and raising capital, Cabarrus Bank and Trust will begin its hometown approach to community banking on Friday April 11, 2003. This will mark the official commencement of business for the newly chartered North Carolina State Bank. Organizers are pleased with the community support behind the capitalization efforts that have raised the necessary capital to open the Bank and added over 800 shareholders.

Since July 2002, the Bank has operated an organizational office in Concord and opened a Mount Pleasant location in December 2002. Both of these offices have operated as branch offices of Bank of Stanly. On Thursday afternoon there will be a full conversion of all of the deposits and assets of each branch and they will officially become offices of Cabarrus Bank and Trust. Upon its opening, Cabarrus Bank and Trust will have assets that exceed $17 million.

In addition to the Cabarrus Bank location at 700 North Church Street, Concord and 1490 South Main Street, Mount Pleasant, decisions are also being made about a Concord location and future branches.

A special issue of Uwharrie Capital Corp stock will remain available until April 15, 2003 for individuals who are interesting in supporting the efforts of the the Bank. Uwharrie Capital is a holding company for independent banks in the Uwharrie Lakes Region, including Albemarle-based Bank of Stanly, Wadesboro-based Anson Bank & Trust and now Concord-based Cabarrus Bank and Trust.

For more information about Cabarrus Bank and Trust call 704-262-3855.